Exhibit 12


                            FLORIDA POWER CORPORATION
                        Statement of Computation of Ratios
                               (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:





                                   1996     1995    1994    1993    1992
                                  ------   ------  ------  ------  ------


     Net Income                   $238.4   $227.0  $200.8  $194.9  $186.9

     Add:
      Operating Income Taxes       135.8    129.5   114.7   104.5    97.7
      Other Income Taxes            (0.1)      .1    (0.8)   (0.1)   (0.2)
                                  -------  ------- ------- ------- -------
     Income Before Taxes           374.1    356.6   314.7   299.3   284.4

     Total Interest Charges         98.4    104.5   108.4   105.8   100.2
                                  -------  ------- ------- ------- -------
     Total Earnings (A)           $472.5   $461.1  $423.1  $405.1  $384.6
                                  -------  ------- ------- ------- -------
     Fixed Charges (B)            $ 98.4   $104.5  $108.4  $105.8  $100.2
                                  -------  ------- ------- ------- -------
      Ratio of Earnings to
       Fixed Charges (A/B)          4.80     4.41    3.90    3.83    3.84
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